Autostrada Motors, Inc. Announces A Letter Of Intent To
Acquire Water Bank of America, Inc.

Salt Lake City,Utah -- (BUSINESS WIRE) Thursday, April 13, 2006-
Autostrada Motors, Inc. (OTC: BB ASDM), whose business is the operation of an automotive dealership that participates in the retail and wholesale used car markets, announces the execution of a Letter of Intent to acquire Water Bank of America, Inc., a Canadian corporation.

The closing is subject to the execution and delivery of a definitive agreement and various other conditions; no assuarance can be given that this acquisition will be completed.

About Water Bank of America, Inc.
---------------------------------

Water Bank of America was founded in 2002, with its main business mission being to accumulate a large cache ("bank") of fresh water through the identification and acquisition of fresh spring sources available in Canada and the United States, in particular, those situated in the Canadian Provinces of Ontario and Quebec and in the northeastern, Southern and Western regions of the United States.


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Autostrada Motors, Inc.: Stephen R. Fry, 801-824-0842 visit:www.autostradamotors,com